Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Cory Vasquez
Director, PR & Social Media, RE/MAX, LLC
Tuesday, Feb. 27, 2018	(303) 796-3667 | cjvasquez@remax.com

RE/MAX Takes Bold Step to Provide Best-in-Class Technology

Global Franchisor Acquires Leading Technology Firm booj

DENVER — In a move signaling a shift in RE/MAX technology strategy, RE/MAX, LLC announced today it has acquired booj, an award-winning Colorado-based web design and technology company.

The acquisition exemplifies a new approach for RE/MAX that goes beyond adapting third-party vendor products to fit broker and agent needs. Moving forward, RE/MAX will leverage the capabilities of booj and other strategic partners to deliver core technology solutions designed for and with RE/MAX affiliates. The objective: technology platforms that create a distinct competitive edge for RE/MAX brokerages and agents and complement other tech products they choose to use.

“Our strategy is to serve the industry’s most productive agents by providing technology that saves them time, connects them to buyers and sellers, helps them leverage the brand and its many competitive advantages, and ultimately enables them to be even more productive and successful,” said Adam Contos, RE/MAX CEO. “In collaboration with booj, our membership and other strategic partners, we will deliver the best technology to the world’s most productive real estate network. The future of global real estate is RE/MAX.”

Booj has developed powerful technology systems for more than 40 regional real estate companies and 20,000 agents, allowing agents and brokerages to grow their business. These platforms, designed by and for the real estate industry, include websites, mobile apps, lead generation and cultivation systems and predictive analytics.

“We’re passionate about building technology that changes agents’ lives and makes buying and selling a home easier,” said Ido Zucker, Enterprise Director and Managing Partner of booj. “Putting our existing platform and new innovations into the hands of RE/MAX agents will be incredibly rewarding for our entire team. We’re excited to see what world-class technologies we can build together.”

The acquisition is one of many RE/MAX initiatives in the past year demonstrating the global franchisor’s drive to continue to lead the industry - including a refresh of the powerful RE/MAX brand, the creation of a new Business and Product Strategy team, and the launch of new automated social media and digital marketing solutions for agents.

“We’re investing in tremendous talent, proven systems and future innovations by acquiring booj, which will develop modern technology that helps our brokers and agents deliver even better service to their buyers and sellers,” said Contos.

Why booj?

Founded in 2005 by Managing Partners and technology evangelists Ido Zucker and John Sable, booj has rapidly become an industry leader in producing end-to-end productivity solutions for real estate brokerages. The company has won numerous awards and was ranked in the Inc. 5000 for rapid growth for six consecutive years. With its staff of 77 members, booj, whose motto is “be original or jealous,” will retain its name and office.

“Our extremely talented team at booj has worked hard to deliver dynamic technology to the real estate industry,” said booj Managing Partner John Sable. “Joining forces with RE/MAX allows us to invest even more in research and development to take our suite of tools to the next level, bringing new and powerful solutions to busy agents and their buyers and sellers.”

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About the RE/MAX Network

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 115,000 agents provide RE/MAX a global reach of more than 100 countries and territories. Nobody sells more real estate than RE/MAX when measured by residential transaction sides. RE/MAX, LLC, one of the world’s leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX). With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $157 million for Children’s Miracle Network Hospitals® and other charities. For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit www.remax.com/newsroom.

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements regarding future technology initiatives of RE/MAX and the expected benefits of the acquisition of booj.  Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation: (1) the ability of booj to develop technology for the RE/MAX network; (2) the ability of RE/MAX  to successfully integrate booj technology into RE/MAX platforms and to deploy such technology at scale; (3) failure to retain key talent at RE/MAX and at booj; (4) changes in business and economic activity in general; (5) changes in the real estate market or interest rates and availability of financing; (6) the impact of recent changes to the company’s senior management team; (7) changes in laws and regulations; (8) the company’s ability to enhance, market, and protect the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.